Exhibit 99.3

BPZ Energy Announces Receipt of Peruvian Supreme Decree to Amend
Block Z-1 License Agreement

HOUSTON, TX – December 31, 2012 - BPZ Energy (NYSE: BPZ; BVL: BPZ), an independent oil and gas exploration and production company, today announced that the Peruvian Government has signed the Supreme Decree authorizing Perupetro to execute the amendment to the Block Z-1 License to add Pacific Rubiales Corp. (TSX: PRE; BVC: PREC; BOVESPA: PREB) to the Z-1 License Contract.

President and CEO Manolo Zúñiga commented, “We appreciate the hard work of the BPZ and Pacific Rubiales teams dedicated to this process that helped us obtain the necessary approvals before year-end.  With the contractual agreements closed and the Supreme Decree now received, our partnership with Pacific Rubiales enters the new year intently focused on production growth at Block Z-1.”

ABOUT BPZ ENERGY

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZ on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts for oil and gas exploration and production covering approximately 2.2 million gross acres in four properties in northwest Peru.  In partnership with Pacific Rubiales Energy Corp., the Company is currently executing the development in offshore Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field.

In addition, the Company is pursuing the exploration of onshore Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company also owns a non-operating net profits interest in a producing property in southwest Ecuador.  Please visit the Company's website at www.bpzenergy.com for more information.

ABOUT PACIFIC RUBIALES

Pacific Rubiales, a Canadian-based company and producer of natural gas and heavy crude oil, owns 100 percent of Meta Petroleum Corp., a Colombian oil operator which operates the Rubiales, Piriri and Quifa oil fields in the Llanos Basin in association with Ecopetrol, S.A., the Colombian national oil company, and 100 percent of Pacific Stratus Energy Corp. which operates the La Creciente natural gas field, and light oil assets from the recent acquisition of PetroMagdalena Energy Corp.

The Company's common shares trade on the Toronto Stock Exchange and La Bolsa de Valores de Colombia and as Brazilian Depositary Receipts on Brazil's Bolsa de Valores Mercadorias e Futuros under the ticker symbols PRE, PREC, and PREB, respectively.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions.  These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful installation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, receipt of final, formal approval for our joint venture partner in Block Z-1, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges.  As such PRE may be subject to different information disclosure requirements than the Company.  Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company.  The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200.  These filings can also be obtained from the SEC via the internet at www.sec.gov.
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Investor and Media Contact:
A. Pierre Dubois
Investor Relations & Corporate Communications
BPZ Energy
(281) 752-1240
pierre_dubois@bpzenergy.com